Exhibit 99.1

From:	David R. Harvey, Chairman,	For questions contact:
	Jai P. Nagarkatti, President & CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

August 12, 2008

SIGMA-ALDRICH (NASDAQ:SIAL) DECLARES QUARTERLY DIVIDEND

At the Board of Directors meeting held today, the Directors declared a quarterly cash dividend of $.13 per share. The dividend is payable on September 15, 2008 to shareholders of record on September 2, 2008.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 36 countries and has 8,000 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com